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                                                                    Exhibit 99.2

                            HALSTEAD INDUSTRIES, INC.

                          EMPLOYEE STOCK OWNERSHIP PLAN




[______ __], 1998



Dear ESOP Participant:



     Enclosed is the Proxy Statement/Prospectus which is being sent to all stockholders of Halstead Industries, Inc. (the "Company") and which provides detailed information regarding the proposed merger (the "Merger") of the Company with a subsidiary of Mueller Industries, Inc. ("Mueller"). The Merger will be voted on at a Special Meeting of Stockholders to be held on [_________], 1998. The following information is qualified in its entirety by reference to the Proxy Statement/Prospectus and the Agreement and Plan of Merger attached to the Proxy Statement/Prospectus as Exhibit A (the "Merger Agreement"). We strongly urge you to read the Proxy Statement/Prospectus carefully.

Method of Voting the Shares held in the ESOP

     Under the terms of the Company's Employee Stock Ownership Plan and Trust ("ESOP"), participants are entitled to direct the ESOP Trustee as to the manner in which shares of Halstead Common Stock allocated to their ESOP accounts ("Allocated Shares") are to be voted. The Merger Agreement provides that any such voting instructions shall be kept confidential.

Merger Consideration

     At the Effective Date, each outstanding share of Halstead Common Stock (other than shares held by dissenting stockholders) will be converted into the right to receive a number of shares of Mueller Common Stock calculated according to a formula based in part upon the Average Market Price (defined below) of Mueller Common Stock (the "Exchange Ratio"). The Exchange Ratio provides that the number of shares of Mueller Common Stock to be exchanged for each share of Halstead Common Stock will be determined by dividing the Purchase Price (defined below) by the product of (a) the number of shares of Halstead Common Stock outstanding immediately prior to the Effective Date (other than shares held by Halstead or owned by Mueller, Merger Sub or another Mueller


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subsidiary) and (b) the Average Market Price of the Mueller Common Stock.
"Purchase Price" means $92,750,000 less the Halstead Expenses. "Halstead Expenses" means the expenses incurred by Halstead for all services rendered, and expenses advanced, in connection with the Merger by the accountants, attorneys and financial advisors of Halstead, the Halstead ESOP and the Halstead MSOP prior to the closing date of the Merger (the "Closing Date.") The "Average Market Price" means the average closing price per share of Mueller Common Stock on the New York Stock Exchange ("NYSE") for the 30 consecutive trading days immediately preceding the Closing Date.

     Halstead's management anticipates that the Purchase Price will be approximately $92,000,000 or $26,218 per share of Halstead Common Stock based on an estimated $750,000 for the Halstead Expenses. Assuming Halstead Expenses of $750,000 and an Average Market Price of $[__.__], (the per share closing price for Mueller Common Stock on the NYSE on [_____ ___], 1998), each share of Halstead Common Stock surrendered in the Merger would be converted into the right to receive approximately [____] shares of Mueller Common Stock. Stockholders should recognize, however, that the final determination of the Purchase Price will not be made until the Closing Date, at which time a final determination will be made as to the amount of the Halstead Expenses, and that the number of shares to be received by Halstead Stockholders will be affected by fluctuations in the price of Mueller Common Stock during the 30 consecutive trading days prior to the Closing Date. Furthermore, any changes in the market price of Mueller Common Stock after the period during which the Average Market Price is determined will not affect the number of shares of Mueller Common Stock that holders of Halstead Common Stock will receive, and the actual market price of Mueller Common Stock at the Effective Date could be more or less than the Average Market Price used in the Exchange Ratio.

Fairness Opinion

     The ESOP Trustee has received an opinion from Parker/Hunter Incorporated dated August 5, 1998, that, as of such date, the consideration to be received by the ESOP pursuant to the Merger Agreement was fair, from a financial point of view. A copy of the written fairness opinion is attached as a Exhibit C to the Proxy Statement/Prospectus.

Treatment of the ESOP After the Merger

     The Merger Agreement provides for the termination of the ESOP not later than 60 days following the Closing. As soon after such termination as certain conditions are met, the Halstead ESOP Trust will sell, in the public market, a sufficient number of Mueller Common Stock to pay certain outstanding loans to the ESOP in full. Promptly following the termination of the ESOP, the surviving corporation of the Merger will seek a determination letter from the Internal Revenue Service ("IRS") to the effect


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that the termination of the ESOP does not adversely effect its tax qualification and tax exemption under Sections 401(a) and 501(a) of the Internal Revenue Code, respectively. Within sixty days following its receipt of such IRS determination letter, the surviving corporation will provide distribution election forms to the Halstead ESOP Participants, and promptly thereafter distribute the assets of the Halstead ESOP, or take other appropriate actions, in accordance with such elections.

Dissenters' Rights

     While each ESOP Participant may direct the ESOP Trustee how to vote the shares of Halstead Common Stock allocated to such participant's account, the ESOP Trustee will decide whether to exercise appraisal rights with respect to any such shares that are voted against the Merger.

Voting Instructions

     Your voting instructions on the enclosed Voting Instruction Cards should be forwarded to [_______________] ("______") in the enclosed return envelope for receipt not later than [__________], 1998. Please do not forward the voting instruction card to the Company. If you are also a direct Halstead Stockholder, you will receive separate proxy materials with respect to directly held shares. [_______] will provide directions to the ESOP Trustee regarding the voting of ESOP Participants' shares at the Special Meeting.

     Please note that your individual voting instructions will be kept confidential and will not be disclosed to the ESOP Trustee, the ESOP Administration Committee, or to any officer, director or employee of Mueller or the Company.



                                              Sincerely,

                                              ADMINISTRATION COMMITTEE OF
                                              THE HALSTEAD INDUSTRIES, INC.
                                              EMPLOYEE STOCK OWNERSHIP PLAN



                                              By:______________________________
                                                  Committee Member
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                                                                      Attachment

                            HALSTEAD INDUSTRIES, INC.
                               ESOP PARTICIPANT'S
                              VOTING INSTRUCTIONS


        The undersigned participant of the Employee Stock Ownership Plan ("ESOP") of Halstead Industries, Inc., a Delaware corporation (the "Company"), hereby directs First Commercial Trust Company (Little Rock, Arkansas), the ESOP Trustee, to cast all votes which the undersigned is entitled to cast at the Special Meeting of Stockholders to be held at the offices of the Company, 300 North Greene Street, Greensboro, North Carolina on [___________ __], 1998 at 10:00 a.m. local time, and any adjournments or postponements thereof upon the matters listed herein (the "Special Meeting").

        1. Approval of the Agreement and Plan of Merger, dated as of August 7, 1998 (the "Merger Agreement"), by and among the Company, Mueller Industries, Inc., a Delaware corporation ("Mueller"), and Mueller Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Mueller ("Merger Sub"), and the transactions contemplated thereby. Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will be merged with and into the Company, and the Company will become a wholly owned subsidiary of Mueller.

                    FOR / /     AGAINST / /      ABSTAIN / /

        2. In its discretion, the ESOP Trustee is authorized to vote upon such other business as may properly come before the Special Meeting.

PLEASE SIGN, DATE AND RETURN THIS INSTRUCTION CARD TODAY, USING THE ENCLOSED ENVELOPE.

THESE VOTING INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED ESOP PARTICIPANT. UNLESS DIRECTION IS GIVEN, YOUR ALLOCATED SHARES WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS AS TO OTHER MATTERS.

The undersigned hereby acknowledges receipt of the Company's Notice of Special Meeting of Stockholders and the Proxy Statement/Prospectus and hereby revokes any voting instructions previously given.

Please sign below exactly as your name appears on these voting instructions.


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